                                                                    EXHIBIT 99.2


             TEXT OF PRESS RELEASE DATED SEPTEMBER 7, 2000



FOR IMMEDIATE RELEASE

Financial Contact: Rick Ackel,
                   408-964-3613

Media Contact: Hannah Bruce,
               408-964-3614

                       SANMINA CORPORATION PRICES OFFERING
               OF ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES

SAN JOSE, Calif., Sept. 7 /PRNewswire/ -- Sanmina Corporation (Nasdaq: SANM - news) announced the pricing of its zero coupon convertible subordinated debentures due 2020 through a private offering to qualified institutional investors. The debentures, priced with a yield to maturity of 4.00% and a 35% initial conversion premium, will result in gross proceeds to the Company of $750 million (excluding the proceeds of an over-allotment option, if any). The closing of the offering is subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities were made only by means of a private offering memorandum. The securities to be offered are not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.